Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens – Orlando	100%	53%	10/30/03	$11,729,950	N/A	N/A	N/A
Randstad – Atlanta	SOLD	53%	12/19/03	$6,556,365	4/24/07	$9,250,000	$4,739,100
7500 Setzler Parkway	SOLD	53%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,597,063
150 Apollo Drive	100%	100%	5/16/05	$12,339,064	N/A	N/A	N/A
3675 Kennesaw 75	100%	100%	1/31/06	$3,403,674	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	May 2003 – April 2005
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 73% Tax-Preferred – 27%
AMOUNT RAISED	$34,741,238

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the holding phase of its life cycle. The Fund now owns interests in three properties, which are well-leased. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The fourth quarter 2008 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may be reserved in the near-term, to fund expected re-leasing costs at 150 Apollo Drive and Siemens Orlando.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•	The Siemens – Orlando building is 100% leased to three tenants, and the major lease to Siemens extends to 2009.

•

The Randstad – Atlanta building was sold on April 24, 2007. Net sale proceeds of $4,739,100 were allocated to the Fund. Almost all of these proceeds were included in the net sale proceeds distribution in November 2007. The remaining proceeds are being reserved at this time.

•

7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was sold on January 31, 2007, and net sale proceeds of approximately $4,597,063 were allocated to the Fund. Net sale proceeds of approximately $4,590,000 were distributed to the limited partners in August 2007. The remaining $7,063 of proceeds was included in the net sale proceeds distribution in November 2007.

•	150 Apollo Drive is located in Chelmsford, Massachusetts, a suburb of Boston. This asset is 100% leased to Avaya through April 2010.

•	3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through October 2012.

For a more detailed quarterly financial report, please refer to Fund XIV’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/08(3)
Per “Cash-Preferred” Unit	$10	$3.16	N/A	$2.07	$5.50
Per “Tax-Preferred” Unit	$10	$0.00	$-0.15	$3.72	$5.61

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2009 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	7.50%	4.00%	Reserved	Reserved	2.88%
2007	7.75%	6.75%	7.50%	7.50%	7.38%
2006	8.25%	8.25%	8.25%	8.25%	8.25%
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES—“TAX-PREFERRED” PARTNERS

2007	2006	2005	2004	2003	2002
-18.90%**	7.34%	5.14%	3.99%	0.98%	N/A

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFSI0901-0042	© 2009 Wells Real Estate Funds